Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 29, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of NorthStar Asset Management Group Inc. on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of NorthStar Asset Management Group Inc. on Form S-3 (File No. 333-202454) and on Form S-8 (File No. 333-197104).

/s/ GRANT THORNTON LLP
New York, New York
February 29, 2016